                                                                     EXHIBIT 8.1


SUBSIDIARIES OF SUN MEDIA CORPORATION

NAME OF SUBSIDIARY (JURISDICTION OF INCORPORATION)
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Bowes Publishers Limited (British Columbia)
Sun Media (Toronto) Corporation (British Columbia)
Le Courrier du Sud (1998) Inc. (Quebec)
3661458 Canada Inc. (Canada)
3351611 Canada Inc. (Canada)